Exhibit 99.2

James H. Shelton Elected a Director of
Graham Holdings Company

ARLINGTON, VA- November 12, 2015 - Graham Holdings Company (NYSE: GHC) announced today that James H. (Jim) Shelton has been elected to the Board of Directors.

Shelton is the Chief Impact Officer at 2U, Inc. and the former deputy secretary at the U.S. Department of Education. He has held a broad range of management, policy, and programmatic roles, which have made a meaningful social impact.

Donald E. Graham, chairman of Graham Holdings Company, said: “Jim Shelton, my fellow Washingtonian, has devoted much of his career to helping young people access opportunity to learn and achieve more. His experience leading in the business, government, and non-profit sectors is unique; and, he knows as much about innovation in education as anyone. As producing better learning and life outcomes becomes an even greater opportunity and priority for Graham Holdings, we couldn’t have a better new director.”

Shelton served as head of the Office of Innovation and Improvement at the DOE. Prior to his tenure with the DOE, he was program director for education at the Bill & Melinda Gates Foundation managing portfolios from $2 to $3 billion in nonprofit investments. His early career included roles in technology development, management consulting, early stage and growth investing and founding, as well as operating education related companies.

Shelton serves on the boards of Revolution Foods and the My Brother’s Keeper Alliance. He is a senior fellow with Results for America and the Bridgespan Group. He graduated from Morehouse College with a BA in computer science and holds Master’s degrees in both business administration and education from Stanford University.

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About Graham Holdings Company (www.ghco.com)
Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose principal operations include educational services; television broadcasting; online, print and local TV news; home health and hospice care; and custom manufacturing. The Company owns Kaplan, a leading global provider of educational services; Graham Media Group (WDIV-Detroit, KPRC-Houston, WKMG-Orlando, KSAT-San Antonio, WJXT-Jacksonville); The Slate Group (Slate and Panoply); and Foreign Policy. The Company also owns Trove, a social news aggregator; SocialCode, a leading social marketing solutions company; Celtic Healthcare and Residential Healthcare Group, home health and hospice providers; Joyce/Dayton Corp., a manufacturer of screw jacks, linear actuators and lifting systems; and Forney Corporation, a manufacturer of burners, igniters, dampers and controls for combustion processes in electric utility and industrial applications.

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Contact:	Pinkie Mayfield
Pinkie.Mayfield@ghco.com
(703) 345-6450